As filed with the Securities and Exchange Commission on March 22, 2005

Registration No. 333-123318

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BofI Holding, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6035	33-0867444

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

BofI Holding, Inc.
12220 El Camino Real, Suite 220
San Diego, CA 92130
(858) 350-6200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gary Lewis Evans
President and Chief Executive Officer
BofI Holding, Inc.
12220 El Camino Real, Suite 220
San Diego, CA 92130
(858) 350-6200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Allen Z. Sussman, Esq.	Ellen R. Marshall, Esq.
Charles C. Kim, Esq.	Ivan A. Gaviria, Esq.
Morrison & Foerster LLP	Manatt, Phelps & Phillips, LLP
555 West Fifth Street	695 Town Center Drive, 14th Floor
Los Angeles, CA 90013-1024	Costa Mesa, CA 92626
(213) 892-5200	(714) 371-2500

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate	Amount of
Securities to be Registered	Registered	Share	Offering Price(1)	Registration Fee(2)
Common stock, par value $0.01 per share	585,000	$11.50	$6,727,500	$791.83

     (1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

     (2) Previously paid.

EXPLANATORY NOTE

     This Post-Effective Amendment No. 1 is being filed solely to deregister 337,500 shares of common stock, par value $0.01 per share, of BofI Holding, Inc., a Delaware corporation, from the Registration Statement on Form S-1 (File No. 333-123318) filed with the Securities and Exchange Commission on March 15, 2005 pursuant to Rule 462(b) under the Securities Act of 1933, as amended.

Signatures

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on the 22nd day of March 2005.

BOFI HOLDING, INC.
By:	/s/ Gary Lewis Evans
Gary Lewis Evans
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Gary Lewis Evans Gary Lewis Evans	President, Chief Executive Officer and Director (Principal Executive Officer)	March 22, 2005
** Andrew J. Micheletti	Chief Financial Officer (Principal Financial and Accounting Officer)	March 22, 2005
** Jerry Englert	Chairman	March 22, 2005
** Theodore C. Allrich	Vice Chairman	March 22, 2005
** Paul Grinberg	Director	March 22, 2005
** Robert Eprile	Director	March 22, 2005
** Thomas J. Pancheri	Director	March 22, 2005
** Connie M. Paulus	Director	March 22, 2005
** Gordon L. Witter	Director	March 22, 2005

**By:	/s/ Gary Lewis Evans

Gary Lewis Evans (Attorney-in-fact)

Exhibit Index

Exhibit
Number	Document
5.1*	Opinion of Morrison & Foerster LLP as to the legality of the common stock

23.1*	Consent of Morrison & Foerster LLP. Reference is made to Exhibit 5.1

23.2*	Consent of Deloitte & Touche LLP, Independent Auditors

24.1*	Powers of Attorney (previously filed as Exhibit 24.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-121329))

*Previously filed.